Exhibit 99.1

[QUICKSILVER RESOURCES INC. LETTERHEAD]

To: Members of the Board of Directors and Executive Officers
Date: October 15, 2014
Re: Notice of Blackout Period to Directors and Executive Officers

Pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, we are required to notify you if restrictions are imposed on your trading in equity securities of Quicksilver Resources Inc. (the “Company”) due to a “blackout period” under the Quicksilver Resources Inc. 401(k) Plan, as amended (the “Plan”).
The independent fiduciary and investment manager for the Plan’s Company stock fund, Evercore Trust Company, N.A., has informed the Company that it has determined to close the Company stock fund.  In order to implement this closure, commencing on October 14, 2014 and ending during the week of October 24, 2014 (the “Blackout Period”), participants in the Plan will not be able to purchase or otherwise acquire interests in Company common stock, $0.01 par value, (“Company Common Stock”) or make changes in investment elections or deferral percentages in the Plan that would result in any purchase or other acquisition of Company Common Stock.  When the Company has been informed of the actual Blackout Period end date, you will be provided with updated information.
This notice is intended to inform you that, during the Blackout Period, you may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any Company Common Stock (or related securities, including derivative securities) that you acquired in connection with your service or employment as a director or executive officer of the Company. As a director or executive officer of the Company, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose equity ownership may be attributed to you. Please note that these restrictions do not apply to certain limited trading activities, which include (i) dividend reinvestments pursuant to a broad-based plan and (ii) transactions pursuant to a 10b5-1 plan that is not entered into or modified during the Blackout Period.
These Blackout Period restrictions are separate from, and in addition to, any other restrictions on trading Company equity securities currently applicable to the Company’s directors and executive officers.
Please note that any Company Common Stock that you purchase, sell or otherwise transfer during the Blackout Period will be automatically treated as acquired in connection with your service or employment as a director or executive officer of the Company, unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment for any purposes and all other disclosure and reporting purposes.

If you engage in a transaction that violates the restrictions described above, you may be required to forfeit any profits realized from such transaction and may be subject to civil and criminal penalties. Accordingly, we strongly urge you to refrain from making any trades in Company Common Stock (or related securities) during the Blackout Period.
The Company was unable to provide advance notice of the Blackout Period due to events that were unforeseeable to the Company, or circumstances that were beyond the Company’s reasonable control, as determined in writing by the Company. A copy of this written determination accompanies this Blackout Notice.
This notice will be filed with the Securities and Exchange Commission as part of a current report on Form 8-K.
Please direct inquiries about the Blackout Period, including information as to whether the Blackout Period has begun or ended, or questions and requests for pre-clearance of your transactions in equity securities of the Company, or questions regarding exempt transactions, to Francisco J. Villamar, Assistant General Counsel, Corporate & Securities and Secretary, 801 Cherry Street, Suite 3700, Unit 19, Fort Worth, TX 76102, (817) 665-5000.
October 15, 2014
Reference is made to the Quicksilver Resources Inc. 401(k) Plan, as amended (the “Plan”).
The independent fiduciary and investment manager for the Plan’s Company stock fund, Evercore Trust Company, N.A., has informed the Company that it has determined to close the Company stock fund. In order to implement this closure, participants in the Plan will not be able to purchase or otherwise acquire interests in Company common stock, $0.01 par value, (“Company Common Stock”) or make changes in investment elections or deferral percentages in the Plan that would result in any purchase or other acquisition of Company Common Stock.
In accordance with Section 306 of the Sarbanes-Oxley Act of 2002, the Company has determined that, due to events that were unforeseeable to it, or circumstances that were beyond its reasonable control, the Company was not able to provide advance notice of the foregoing restriction with respect to the Plan.

QUICKSILVER RESOURCES INC.

_/s/ Anne D. Self____________________
By: Anne D. Self
Title: Vice President – Human Resources